Exhibit 10.9
Kristine Ball
[***]

August 15, 2017

Dear Kristine:

I am pleased to extend to you an offer of employment with Menlo Therapeutics Inc. (the "Company"), in the position of Chief Financial Officer and SVP Corporate Strategy.

Salary: Your initial base salary will be $380,000 per year, less applicable withholdings. Your salary will be reviewed from time to time by the Board of Directors or its compensation committee, and may be adjusted in the sole discretion of the Board of Directors or its compensation committee.

Bonus: The Company will establish, in cooperation with you, objectives for your activities annually. The Company will evaluate your achievement of those objectives annually and you will be eligible for an annual bonus of up to 30% of your base salary.

Equity Award: After the start of your employment with the Company, the Board of Directors intends to grant you an option, in the amount of 467,000 shares, to purchase shares of Common Stock of the Company. The exercise price of such option will be the fair market value of the Company's Common Stock on the date of grant, as determined by the Board of Directors based on an independent valuation intended to satisfy the safe harbor requirements of Section 409A of the Internal Revenue Code. The options shall vest with respect to 25% of the total number of shares on the one-year anniversary of your start date, and thereafter with respect to 1/48th of the total number of shares on each monthly anniversary of your start date. If, after a "change of control" transaction, as will be defined in your option agreement with the Company, you are terminated without Cause¹ or you terminate your employment for Good Reason², then vesting will accelerate with respect to 100% of the remaining unvested shares as of the date of termination. Vesting will also accelerate automatically for the remaining unvested shares upon the 1-year anniversary following a “change of control” transaction, subject to your continued employment during that period. The option shall be subject to the terms and conditions of the Plan and the option agreement to be entered between you and the Company.
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¹ For purposes of this paragraph, "Cause" means (i) your gross negligence or willful failure substantially to perform your duties and responsibilities to the Company or deliberate violation of a Company policy; your commission of any act of fraud, embezzlement or dishonesty against the Company or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful breach of any of your obligations under any written agreement or covenant with the Company

² For the purposes of this agreement, "Good Reason" means the occurrence at any time of any of the following without your prior written consent: (a) the material diminution in your authority, duties or responsibilities (other than a mere change in title following any merger or consolidation of the Company with another entity); (b) the assignment of duties or responsibilities materially inconsistent with those customarily associated with the position described in this offer letter or a material diminution of your position, authority, duties or responsibilities (other than a mere change in title following any merger or consolidation of the Company with another entity); (c) a material reduction in your base salary; (d) any willful failure or willful breach by the Company of any of the material obligations of this Agreement; or (e) a requirement that you relocate your principal place of business by more than fifty (50) miles. For purposes of this subsection, no act, or failure to act, on the Company's part shall be deemed "willful" unless done, or omitted to be done, by the Company not in good faith and without reasonable belief that the Company's act, or failure to act, was in the best interest of the Company. You may terminate your employment under this Agreement for Good Reason at any time on or prior to the 180th day after the initial occurrence of any of the foregoing Good Reason events; provided, however, that, within ninety (90) days of any such events having first occurred, you shall have provided the Company with notice that such event(s) have occurred and afforded the Company thirty (30) days to cure same.

4085 Campbell Avenue • Suite 200 • Menlo Park, CA 94025

Full Time and Attention: In this position you will dedicate your full business time and attention to the business of the Company. Except upon our prior written consent, you will not, during your employment with the Company, engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with your duties and responsibilities as a Company employee or create a conflict of interest with the Company. We acknowledge that you may for a limited period of time engage in certain activities associated with other consulting engagements previously committed by you to other parties. In order to fairly manage those, we will work with you to adjust your time (and pro-rata adjust compensation) for a reasonable period of time as may be requested by you to enable you to complete any such obligations.

At-Will Employment; Severance: The Company is an "at-will" employer. Accordingly, either you or the Company may terminate the employment relationship at any time, with or without advance notice, and with or without cause. Upon any termination of your employment, you will be deemed to have resigned. In the event the Company terminates your employment without Cause, or you terminate your employment for Good Reason, you will be eligible to receive an amount equal to six (6) months of your base salary ("Severance Benefits"). Your eligibility for this Severance Benefits is conditioned upon your execution of a release of claims in a form provided by the Company (the "Release") within forty-five (45) days following your termination date and non-revocation of the Release during any applicable statutory revocation period.

Taxes: All amounts paid under this letter shall be paid less all applicable state and federal tax withholdings (if any) and any other withholdings required by any applicable jurisdiction or authorized by you. Notwithstanding any other provision of this letter whatsoever, the Company, in its sole discretion, shall have the right to provide for the application and effects of Section 409A of the Code (relating to deferred compensation arrangements) and any related administrative guidance issued by the Internal Revenue Service. The Company shall have the authority to delay the payment of any amounts under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain "key employees" of publicly-traded companies); in such event, any such amount to which you would otherwise be entitled during the six (6) month period immediately following your termination of employment with the Company will be paid in a lump sum on the date six (6) months and one (1) day following the date of your termination of employment with the Company (or the next business day if such date is not a business day), provided that you have complied with the requirements for such payment. You shall be treated as having a termination of employment under this Agreement only if such termination meets the requirements of a "separation from service" as that term is defined in Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the "Code") and Treas. Regs. Section 1.409A-l(h), and as amplified by any other official guidance. This Agreement is intended to comply with the provisions of Code Section 409A; provided, however, that the Company makes no representation that the amounts payable under this Agreement will comply with Code Section 409A and makes no undertaking to prevent Code Section 409A from applying to amounts payable under this Agreement or to mitigate its effects on any deferrals or payments made under this Agreement.

In the event that the severance and other benefits provided for in this offer letter or otherwise payable to you (i) constitute "parachute payments" within the meaning of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then your benefits under this offer letter shall be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

4085 Campbell Avenue • Suite 200 • Menlo Park, CA 94025

Entire Agreement: Please let us know of your decision to join the Company by signing a copy of this offer letter and returning it to us not later than August 18, 2017. This letter sets forth our entire agreement and understanding regarding the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified in any way except in a writing signed by the Chief Executive Officer and you. It shall be governed by California law, without regard to principles of conflicts of laws. Your employment is contingent upon your execution of the Company's Proprietary Information and Invention Assignment Agreement.

We look forward to having you join us. Sincerely,

/s/	Steven L. Basta
Steven L. Basta
Cheif Executive Officer
Menlo Therapeutics

ACCEPTED AND AGREED:

/s/	Kristine Ball
Kristine Ball

8/16/2017
Date

4085 Campbell Avenue • Suite 200 • Menlo Park, CA 94025